Exhibit 10.27

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is entered into by and between MagnaChip Semiconductor, Ltd., a Korean limited liability company (the “Company”), and Sang Park, an individual (the “Executive,” and together with the Company hereinafter referred to as the “Parties” and each a “Party”) on this July 31, 2014 (the “Effective Date”).

RECITALS

A. Reference is made to that certain Amended and Restated Service Agreement dated as of May 8, 2008 (the “Service Agreement”), whereby the Company and the Executive agreed to the terms of Executive’s continuing employment of the Executive with the Company. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Service Agreement.

B. Reference is also made to that certain resignation letter dated as of May 19, 2014 (the “Resignation”), whereby the Executive voluntarily resigned, effective as of May 20, 2014, from all positions with MagnaChip Semiconductor Corporation (“MX”) and each of MX’s direct and indirect subsidiaries (including all positions with the Company other than Executive’s employment with the Company).

C. The Executive desires to voluntarily terminate his employment with the Company, and the Company desires to accept such voluntary termination by the Executive, all under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and agreements herein contained, and for other good and valuable consideration, intending to be legally bound, the Parties hereto do hereby agree as follows:

TERMS AND CONDITIONS

1.	Resignation and Termination of Employment

(a) Effective as of the Effective Date, the Executive hereby voluntarily resigns from and terminates his employment with the Company. Each Party hereby acknowledges that, as of the time immediately prior to the Effective Date, the Executive was not, under any applicable law, an employee of any affiliate of the Company; to the extent that, under any applicable law, the Executive is deemed to be an employee of any affiliate of the Company, the Executive hereby voluntarily resigns from and terminates his employment with such affiliate effective as of the Effective Date.

(b) In consideration for the Executive’s voluntary separation from employment as provided in Section 1(a) above and the agreements and covenants of the Executive made herein, the Company shall provide the Executive with the payments and benefits described in Section 2 below, as required under the Service Agreement for an Involuntary Termination not in connection with a Change of Control.

(c) Other than as set forth below, the Executive hereby acknowledges that the payments and benefits provided pursuant to Section 2 below are in full and final satisfaction of every entitlement, right or claim which the Executive might have had in respect of his relationship with the Company and its affiliates, and without limiting the generality of the foregoing, the satisfaction of any entitlements or claims that the Executive may have to salary, bonus, incentives, allowances, all other benefits and compensation, leaves, severance or termination payments and all and any other legal and statutory entitlements, including overtime work allowance, nighttime work allowance, industrial accident compensation, interim severance payment and the severance payment due to transfer to another affiliated company, in respect of or arising from service with the Company. The foregoing is not intended to modify in any way the Executive’s rights with respect to indemnification and insurance coverage, nor to modify in any way the Executive’s entitlement to compensation and benefits already earned up to and including the Effective Date.

2.	Separation Payments and Benefits

The Company shall provide the following payments and other benefits to the Executive:

(a) Separation Payment. The Company shall pay the Executive 12 months of separation pay (an aggregate of USD 647,220) (the “Separation Pay”). The Separation Pay shall be payable in 12 equal monthly installments in accordance with the Company’s standard payroll practice, less all such deductions or withholdings required by applicable law. Payment of the Separation Pay shall commence on the Company’s first standard payroll date that occurs after August 1, 2014. For purposes of Section 409A of the US Internal Revenue Code of 1986, as amended, and the guidance promulgated thereunder (collectively, “Section 409A”), each payment pursuant to this Section 2(a) shall be treated as a right to a series of separate payments.

(b) Outstanding Stock Options. Effective as of the Effective Date, each stock option granted to the Executive pursuant to the Company’s 2011 Equity Incentive Plan (the “Plan”) and that remains outstanding and unexercised as of the Effective Date (collectively, the “Outstanding Options”) shall accelerate and vest to the extent then unvested such that 100% of the Outstanding Options shall be exercisable as of the Effective Date and any unexercised portion of the Outstanding Options shall remain exercisable through the date that is 12 months after the Effective Date (to the extent not exercised prior to such date), subject in all cases to the terms and restrictions of the Plan, at which time any then-unexercised Outstanding Options shall expire and terminate and the Executive shall have no further rights with respect to such expired and terminated Outstanding Options.

(c) Enumerated Benefits. For a period of 12 months immediately following the Effective Date, the Executive shall be entitled to receive the following “Enumerated Benefits” within the meaning of, and subject to the terms and conditions set forth in, Section 4(b)(i)(4) of the Service Agreement, provided that any such Enumerated Benefit that is subject to Section 409A as a “nonqualified deferred compensation plan” and that is otherwise payable during the six-month period commencing on the date of the Executive’s “separation from service” within the meaning of Section 409A shall instead be paid in a lump sum on the earlier of (A) December 1, 2014 or (B) of date of the Executive’s death:

(i) continuation of the health insurance support and medical benefits that were being provided to the Executive and his dependents immediately prior to the signing of this Agreement;

(ii) tax equalization (taking into account only U.S. federal taxes) and tax preparation support for amounts earned by Executive from the Company up to and including the Effective Date (excluding all amounts paid or payable under this Agreement); and

(iii) continuation of the housing support that was being provided to the Executive immediately prior to the signing of this Agreement.

(d) No Annual Incentive. The Parties hereto agree that the Executive shall not be eligible to earn any annual cash or stock bonus, option or other incentive, including any Annual Incentive referenced in the Service Agreement.

(e) No Other Benefits. The Executive shall not be entitled to any statutory benefits under the Company’s severance benefits policy or any other benefits except as expressly set forth in this Section 2, including in connection with any cooperation or consulting services that the Executive provides to the Company pursuant to Section 4(a) below.

(f) Expenses. During the Term of this Agreement and thereafter, the Company shall reimburse Executive for out-of-pocket expenses that are reasonably incurred by Executive with respect to the cooperation or consulting services that the Executive provides to the Company pursuant to Section 4(a) below; provided that such expenses (i) have been approved in advance by the Chief Executive Officer of the Company and (ii) are evidenced with receipts or other documentation reasonably acceptable to the Company. Any such expense reimbursements shall be paid no later than the calendar year following the calendar year in which the Executive incurs the applicable expense, the amount of such expenses incurred in one taxable year shall not impact the amount of such expenses that are eligible for reimbursement in another taxable year and the Executive’s right to such expense reimbursements is not subject to liquidation or exchange for any other benefit.

(g) Section 409A. The payments and benefits set forth in this Section 2 and Section 4(a) shall be subject to the terms set forth in Section 4(f) of the Service Agreement (Compliance with Section 409A) and Section 6(j) of the Service Agreement (Acknowledgement Regarding Section 409A), each of which are incorporated herein by reference.

3.	Term and Termination

(a) This Agreement shall be effective as of the Effective Date and, unless sooner terminated pursuant to Section 3(b) below, shall continue until the date that is 12 months after the Effective Date, at which time this Agreement shall automatically expire. The period during which this Agreement is effective is referred to herein as the “Term.”

(b) This Agreement may be terminated by the Company at any time prior to its automatic expiration, under the following circumstances: (i) the Executive’s breach of this Agreement that, if susceptible to cure, has not been cured as reasonably determined by the Company within five (5) business days after notice requesting cure is delivered to the Executive by the Company; provided that the Company’s notice shall describe in reasonable detail the alleged breach and the Company’s proposed resolution as well as the possibility of termination of this Agreement; (ii) the Executive’s plea of nolo contendre or guilty to, or conviction of, any crime related to the Executive’s employment with the Company; or (iii) impairment of the Executive’s physical and/or mental condition such that it inhibits him from performing his duties hereunder. Termination of this Agreement pursuant to this Section 3(b) shall be effective immediately upon notice of such termination to the Executive.

(c) This Agreement is expressly conditioned upon the Executive’s continued cooperation with the Company as provided in Section 4(a) below and the failure to cooperate will be grounds for the Company to terminate this Agreement.

(d) Notwithstanding expiration or termination of this Agreement, the following provisions shall survive (including, as applicable, the obligations to provide continued payment and benefits thereunder): Section 1, Section 2(a), 2(b), 2(c), 2(d), 2(e) and 2(g), this Section 3, Section 4(a)(i), 4(b) and 4(c), Section 5 and Section 6. Subject to the foregoing, upon expiration or termination, this Agreement shall have no further effect, and the Parties shall not have any liability to each other; provided that nothing herein shall relieve the Parties from liability for any breach of this Agreement prior to such expiration or termination or liability arising under or relating to any other agreement or arrangements that are not subject to modification or otherwise superseded by this Agreement, including the Executive’s rights with respect to indemnification and insurance coverage.

4.	Covenants

(a) Cooperation.

(i) Subject to the terms and conditions hereof, from time to time as requested by the Company, MX, the Audit Committee of the Board of Directors of MX (the “Audit Committee”) or the Board of Directors of MX (the “MX Board”), the Executive shall fully cooperate with the Company and MX in all respects, including cooperating in the ongoing review by the Audit Committee and in any related reviews, investigations and restatement or transition related work, in each case as the Company, MX, the Audit Committee, the MX Board or the interim Chief Executive

Officer of MX (or his replacement or designee) may require. Without limiting and in furtherance of the foregoing, the Executive shall also fully cooperate with the Company and MX in all respects in connection with any formal or informal request, inquiry, investigation, or other proceeding involving any regulatory or enforcement organization, governmental or otherwise, including but not limited to the U.S. Securities and Exchange Committee, the U.S. Department of Justice, and other U.S. and non-U.S. authorities. Such cooperation shall include the Executive being reasonably available (including the Executive traveling to the U.S.) for consultation, interviews, or testimony; the Executive providing or making reasonably available relevant documents and information; the Executive providing truthful testimony; and the Executive coordinating activities with the Company to the extent reasonable.

(ii) The Company agrees to pay the Executive an hourly consulting fee for such cooperation under Section 4(a)(i) (solely to the extent requested by the Company, MX, the Audit Committee or the MX Board) calculated at a rate equal to the greater of (i) USD305 and (ii) Executive’s then current rate of base pay calculated on an hourly rate basis from a subsequent employer for the number of service hours performed by Executive that are confirmed in writing by the Company’s chief financial officer. The Parties agree that in such case the Executive will be acting as an independent contractor and the Company will have no obligations to Executive other than as specified in Section 2(f) herein. Payments under this Section will be made within 30 days following each month in which the Executive performs services under this Agreement. The Parties acknowledge and agree that the level of services contemplated pursuant to this Section 4(a) will be less than 20 percent of the Executive’s average level of bona-fide services performed for the Company during the preceding 36 months and that the Executive incurred a “separation from service” within the meaning of Section 409A as of May 20, 2014. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company be obligated to pay Executive more than USD 75,000 in the aggregate for cooperation services under this Section 4(a).

(b) Confidential Information. The Executive acknowledges that he has had and will have access to confidential or proprietary information relating to the business of, or belonging to, the Company or its affiliates, including proprietary or confidential information, technical data, trade secrets, or know-how in respect of research, product plans, products, service, customer, markets, computer software (including object code and source code), data and database, outcomes research, documentation, instructional material, developments, inventions, processes, formulas, technology, design, drawings, engineering, hardware, configuration information, models, manufacturing processes, sales information, cost information, business plans, business opportunities, marketing, finances or other business information disclosed to the Executive in any manner including by drawings or observations of parts or equipment, etc. (individually and collectively, “Confidential Information”), all of which have substantial value of the Company.

(i) During the Term and thereafter, the Executive may from time to time be provided documents in order to meet his obligation to cooperate pursuant to Section 4(a). The Executive acknowledges the confidential nature of such documents and agrees to treat them as “Confidential Information” as otherwise provided for herein.

(ii) The Executive acknowledges that he shall not (A) use any Confidential Information except in the course of providing services pursuant to Section 4(a), or (B) disclose any Confidential Information to any third party other than required by applicable laws, provided that the Executive gives the Company prompt written notice of such requirement prior to such disclosure and gives assistance in obtaining an order protecting the information from public disclosure, in each case without the prior written consent of the Company.

(iii) During the Term and thereafter, the Executive shall respect and adhere to any non-disclosure, confidentiality or similar agreements to which the Company or any of its affiliates are a party or subject.

(iv) The Executive hereby confirms that all Confidential Information and Company Materials (as defined below) are and shall remain the exclusive property of the Company.

During the Term and thereafter, upon the request of the Company, the Executive shall either return or destroy all Company Materials, or any reproduction of such materials, apparatus, equipment and other physical property; provided that the Company shall, upon the Executive’s written request, provide a written statement by its counsel confirming that the Company’s request for return or destruction, as the case may be, is in compliance with all applicable laws; and provided further that the Company shall reimburse all costs reasonably incurred therefor. For purpose of this Agreement, “Company Materials” are documents or other media or tangible items that contain or embody Confidential Information or any other information concerning the business, operation or plans of the Company, whether such documents have been prepared by the Executive or others.

(c) Service Agreement Covenants. The Executive shall respect and adhere to Section 5(a) (Confidential Information), Section 5(b) (Disclosure of Previously Acquired Information to Company), Section 5(c) (Non-Competition), Section 5(d) (No Solicitation), Section 5(e) (Non-Disparagement) and Section 5(e) (Enforcement) of the Service Agreement in accordance with the terms thereof.

5.	Release of Korean Claims

The Executive, on the Executive’s own behalf, and on behalf of the Executive’s respective heirs, family members, executors, agents and assigns, hereby fully and forever releases the Company, MX, all of their direct and indirect subsidiaries, and all of their respective shareholders, directors, officers, managers, members, supervisors, agents and employees, and their respective predecessors, successors and assigns, from, and agree not to sue for, file, make complaint or prosecute, any claim, charge or liability (whether criminal, civil or otherwise) under the laws of the Republic of Korea related to or arising out of:

(a) the termination of the Executive’s employment relationship with the Company (or any of its affiliates);

(b) any and all claims related to the payment of wages or other benefits or amounts due, owing to or accrued for the benefit of the Executive as a result of the Executive’s employment with the Company (or any of its affiliates), including without limitation the Service Agreement; or

(c) this Agreement.

The Executive agrees and acknowledges that the limited release set forth in this Section 5 shall be and remain in effect in all respects as a complete release as to the specific matters released.

6.	General Provisions

(a) Tax Withholding. Any payment or benefit provided to Executive hereunder shall be paid after withholding tax pursuant to the applicable law of Republic of Korea.

(b) Notices. Any notice hereunder by a Party to the other Party shall be given in writing by personal delivery, or by courier (via a reputable international delivery company), or by email (but only if the recipient confirms receipt by reply email), in any case delivered to the applicable address set forth below:

(i)	To the Company:	MagnaChip Semiconductor, Ltd.
424, Teheran-ro, Gangnam-gu
Seoul 135-738, Republic of Korea
Email: theodore.kim@magnachip.com
Attn: General Counsel

	With a copy to:	Jones Day
1755 Embarcadero Road
Palo Alto, CA 94303

Email:mreagan@jonesday.com
Attn:Micheal J. Reagan

	and:	Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Email:dkramer@paulweiss.com
Attn: Daniel J. Kramer

(ii)	To the Executive:	Sang Park
[To the Address for Mr. Park as set forth on the Company’s employee records as of the date of this Agreement]

	With a copy to:	Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, CA 90071-3197
Email:msuh@gibsondunn.com
Attn:Maurice M. Suh

or to such other persons or other addresses as one Party may specify to the other Party by notice. Delivery shall be deemed effective (A) in the case of personal delivery, upon receipt, (B) in the case of courier, three (3) business days after dispatch, and (C) in the case of email, upon recipient’s confirmation of receipt.

(c) Amendment. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by both Parties. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(d) Severability. If any term or provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(e) Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the exclusive venue shall be the state or federal courts located in New Castle County in the State of Delaware.

(f) Entire Agreement. With the exception of Sections 4(f), 5(a), 5(b), 5(c), 5(d), 5(e), 5(f) and 6(j) of the Service Agreement, this Agreement contains the entire agreement of the Executive, the Company and any predecessors or affiliates thereof with respect to the subject matter hereof, and all prior agreements (including, but not limited to, the Service Agreement) and negotiations are superseded hereby as of the Effective Date, other than to the extent expressly provided for herein or in prior agreements between the Company and the Executive concerning confidentiality or otherwise protecting the Company’s information and trade secrets. MX is a third-party beneficiary to this Agreement.

(g) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation.”

(h) Counterparts. This Agreement may be executed by the Parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement, effective as of the day and year first written above.

MAGNACHIP SEMICONDUCTOR, LTD.

By:	/s/ Theodore Kim	Date: July 31, 2014
Name:	Theodore Kim
Title:	Senior Vice President

SANG PARK

/s/ Sang Park		Date: July 31, 2014